EXECUTION VERSION

COOPERATION AGREEMENT

This Cooperation Agreement (this "Agreement") is made and entered into as of April 14, 2020 by and among MobileIron, Inc., a Delaware corporation (the "Company"), Altai Capital Management, L.P., a Delaware limited partnership ("Altai Capital"), Altai Capital Management, LLC, a Delaware limited liability company ("Altai Management"), and Rishi Bajaj ("Mr. Bajaj" and, collectively with Altai Capital and Altai Management, "Altai" and each of Mr. Bajaj, Altai Capital and Altai Management an "Altai Party") (each of the Company and each Altai Party, a "Party" to this Agreement, and collectively, the "Parties").

RECITALS

WHEREAS, the Company and Altai have engaged in various discussions on a confidential basis concerning the Company's operations (the "Discussions");

WHEREAS, as of the date of this Agreement, Altai has a combined beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act (as defined below)) interest in the common stock of the Company (the "Common Stock") totaling, in the aggregate, approximately 6.89% of the shares of Common Stock issued and outstanding on the date of this Agreement; and

WHEREAS, the Company and Altai have come to an agreement with respect to the composition of the Board of Directors of the Company (the "Board") and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Board Matters and Related Agreements

(a) Board Changes.

(i) The Company agrees that, as promptly as practicable following the execution and delivery of this Agreement (and in any event within four (4) business days after the date hereof), the Board shall take all necessary actions to appoint to the Board Mr. Bajaj (also referred to herein as the "Altai Designee") in the class of directors with terms expiring at the 2022 annual meeting of the Company's stockholders.

(ii) Concurrent with the Board's appointment of the Altai Designee to the Board, the Board shall take all necessary actions to immediately appoint the Altai Designee to serve on the Strategy Committee of the Board.  The Altai Designee thereafter shall be considered for service on the basis as and consistent with practice for all other directors on all existing committees of the Board or any committees of the Board formed in the future.

(iii) Altai acknowledges and agrees, and represents to the Company that, the Altai Designee (w) is independent of the Company, (x) qualifies as "independent" pursuant to Nasdaq listing standards, (y) has the relevant financial and business experience to be a director of the Company, and (z) satisfies the publicly disclosed guidelines and policies with respect to service on the Board as of the date hereof, including, without limitation, the Company's Corporate Governance Guidelines.

(iv) Prior to the date of this Agreement, the Altai Designee has submitted to the Company:

(x) a fully completed copy of the Company's standard director & officer questionnaire and other onboarding documentation (including an authorization form to conduct a background check) required by the Company in connection with the appointment or election of new Board members, and

(y) a written representation that such person, upon appointment to the Board, would be in compliance with, and will comply with, all applicable confidentiality, corporate governance, conflict of interest, Regulation FD, code of conduct and ethics, and stock ownership and trading policies and guidelines of the Company that have been publicly disclosed or otherwise provided to such person prior to such date.

(v) Altai shall notify the Company as promptly as practicable (and in any event within two (2) business days) if at any time Altai's aggregate beneficial ownership of Common Stock decreases to less than 3% of the Company's then-outstanding Common Stock.

(b) Related Agreements.

(i) Altai shall not, directly or indirectly, compensate or agree to compensate the Altai Designee for his service as a director of the Company.  For the avoidance of doubt, nothing in this provision shall limit Altai's right to compensate Mr. Rishi as a principal of Altai.

(ii) Each Altai Party shall cause its Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate.

(iii) Altai shall appear in person or by proxy, and shall cause all shares of Common Stock then-owned (beneficially or otherwise) by Altai or any of its Affiliates to be present for quorum purposes, at the 2020 annual meeting of the Company's stockholders (the "2020 Annual Meeting") and each other annual, special or extraordinary meeting of the Company's stockholders (if any) held during the Standstill Period (as defined below), and at each such meeting shall vote or cause to be voted all shares of Common Stock then-owned (beneficially or otherwise) by Altai or any of its Affiliates (A) in favor of the Company's nominees for members of the Board and against any proposed directors not nominated by the Company, and (B) in accordance with the Board's recommendation with respect to each of the other proposals put forth at such meeting; provided, however, that to the extent that both Institutional Shareholder Services (ISS) and Glass Lewis & Co. recommend against any such proposal at any such meeting then Altai shall be free to vote on such proposal at such meeting in its discretion.

2. Standstill Provisions

From the date of this Agreement until the termination of the Standstill Period (defined below), each Altai Party shall not, and shall cause its Affiliates and Associates not to, without the prior written consent of the Board (which consent may be given or withheld by the Board in its sole discretion), directly or indirectly, in any manner, do any of the following:

(a) enter into or effect any "short sale" (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of any Voting Securities or any hedging transaction which establishes a net short position with respect to any Voting Securities;

(b) (i) engage, or in any way participate, directly or indirectly, in any "solicitation" (as such term is defined in Rule 14a-1(l) under the Exchange Act) of proxies or consents, (ii) seek to advise, encourage or influence any person with respect to the voting of any Voting Securities, (iii) initiate, propose or otherwise "solicit" (as such term is defined in Rule 14a-1(l) under the Exchange Act) shareholders of Company for the approval or rejection of any shareholder proposal, (iv) initiate, encourage or participate in any "vote no," "withhold" or similar campaign with respect to any stockholder meeting, (v) induce or attempt to induce any other person to initiate any such shareholder campaign or proposal or participate in any such campaign or shareholder proposal, or (vi) call or attempt to call a special meeting of the Company's stockholders or demand a copy of Company's list of stockholders or its other books and records, in each case, other than by the Altai Designee only in his capacity as and in the exercise of his fiduciary duties as director of the Company;

(c) deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting thereof;

(d) seek, alone or in concert with others, to (i) obtain representation on the Board (other than as provided in Section 1 hereof), nominate or otherwise elect or appoint, or recommend for election, nomination or appointment, any member of the Board, (ii) effect the removal of any member of the Board or (iii) seek or offer to control or influence, in any manner, the Board, business(es), assets, management, policies, capital structure, ownership or tax status of Company, other than, in the case of this clause (iii), in connection with the Discussions; in each case , other than by the Altai Designee only in his capacity as and in the exercise of his fiduciary duties as director of the Company;

(e) effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings whether or not legally enforceable with any person), offer or propose to effect, cause or participate in or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, (i) any acquisition or sale of all or substantially all of the securities, assets or businesses of Company or any of its Affiliates, (ii) any tender offer, exchange offer, merger, acquisition, share exchange, joint venture, business combination or other similar transaction involving any Voting Securities or any of the assets or businesses of Company or any of its Affiliates or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Company or any of its Affiliates or any portion of its or their assets or businesses (each, an "Extraordinary Transaction"); provided, however, this paragraph shall not restrict such persons from tendering shares, receiving payment for shares or otherwise participating in any Extraordinary Transaction on the same basis as other shareholders of Company or any of its Affiliates, or from participating in any Extraordinary Transaction that has been approved by the Board;

(f) initiate any litigation or other court or arbitral proceedings against the Company or any of its Affiliates (other than litigation against the Company for purposes only of enforcing this Agreement);

(g) (i) enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to any of the actions described in this Section 2, (ii) advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the actions described in this Section 2, (iii) form, join or in any way participate in a partnership, syndicate or other group (including, without limitation, any "group" as defined under Section 13(d)(3) of the Exchange Act), other than a group composed solely of affiliated entities of Altai, with respect to any of the actions described in this Section 2 or (iv) otherwise take or cause any action inconsistent with any of the actions described in this Section 2; or

(h) make a public request, or any request that reasonably would be expected to require the Company or Altai or any of its Affiliates or Associates to disclose publicly, in any form that the restrictions of this Section 2 be waived or that the Company or the Board take any action which would permit Altai or any of its Affiliates or Associates to take any of the actions described in this Section 2;

provided, that nothing in this Section 2 shall (A) prevent Altai and its Affiliates, Associates or Representatives from making (x) any factual statement as required by applicable legal process, subpoena or legal requirement from any governmental authority with competent jurisdiction over the party from whom information is sought (other than any such requirement arising from actions by Altai in violation of this Agreement), provided, that Altai, prior to making any such statement, shall have used reasonable efforts to cause such statement to be treated confidentially and to provide to the Company as much prior notice as practicable so that the Company may seek confidential treatment of such statement, or (y) private communication to the Company that would not be reasonably expected to trigger public disclosure obligations for any Party and (B) be deemed to limit the exercise in good faith by the Altai Designee of his fiduciary duties solely in his capacity as a director of the Company.

For purposes of this Section 2, the term "Standstill Period" shall mean the  period starting on the date hereof until the date determined pursuant to either: (a) if the Altai Designee shall have resigned from the Board and all committees of the Board prior to the date that is two (2) weeks prior to the last day of the time period established pursuant to the Bylaws for stockholders to deliver notice to the Company of director nominations to be brought before the 2021 annual meeting of the Company's stockholders (the "2021 Relevant Date")  then the 2021 Relevant Date; or (b) if, on the 2021 Relevant Date the Altai Designee has not resigned from the Board, then the date that is two (2) weeks prior to the last day of the time period established pursuant to the Bylaws for stockholders to deliver notice to the Company of director nominations to be brought before the 2022 Annual Meeting (the "2022 Relevant Date").

3. Representations and Warranties of the Company

The Company represents and warrants to Altai that:

(a) the Company has the corporate power and authority to execute this Agreement;

(b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and

(c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

4. Representations and Warranties of Altai

Each Altai Party represents and warrants to the Company that:

(a) Altai has the corporate power and authority to execute this Agreement, and the authorized signatory of Altai set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind Altai thereto;

(b) this Agreement has been duly authorized, executed and delivered by Altai, and is a valid and binding obligation of Altai, enforceable against Altai in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles;

(c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Altai as currently in effect;

(d) the execution, delivery and performance of this Agreement by Altai does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to Altai, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which Altai is a party or by which it is bound;

(e)  as of the date of this Agreement, Altai Capital, Altai Management and Mr. Bajaj each is the beneficial owner of the number of shares of Common Stock as is set forth on the signature page hereof, and none of Altai Capital, Altai Management or Mr. Bajaj nor any of their respective Affiliates owns, beneficially or otherwise, any other Voting Securities, or owns any Voting Securities of record, and none of Altai Capital, Altai Management or Mr. Bajaj, nor any of their respective Affiliates, owns or holds, beneficially or otherwise, any Synthetic Positions; and

(f) as of the date of this Agreement, Altai does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its controlled Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership, and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

5. Certain Definitions

The following terms used in this Agreement have the meanings set forth below:

(a) "Affiliate" has the meaning ascribed thereto in Rule 12b-2 under the Exchange Act.

(b) "Associate" has the meaning ascribed thereto in Rule 12b-2 under the Exchange Act.

(c) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(d) "person" means any individual, partnership, limited partnership, corporation, limited liability company or other entity, group, syndicate, trust, government or agency thereof, or any other association or entity.

(e) "Representative" means the directors, officers, partners, employees, members or agents of each Party (acting in such capacity), as applicable.

(e) "Synthetic Position" means any option, warrant, convertible security, stock appreciation right, swap agreement or other contractual right, whether or not presently exercisable, which has an exercise or conversion privilege or a settlement payment or mechanism at a price related to Voting Securities or a value determined in whole or part with reference to, or derived in whole or in part from, the market price or value of Voting Securities, and which increases in value as the value of Voting Securities increases or decreases or which provides to the holder of such right an opportunity, directly or indirectly, to profit or share in any profit derived from any increase or decrease in the value of Voting Securities, in any case without regard to whether (x) such right conveys any voting rights in such Voting Securities to the holder thereof or any of such holder's Affiliates or Associates or is required to be, or is capable of being, settled in whole or in part through delivery of such securities, or (y) the holder thereof or any of such person's Affiliates or Associates may have entered into other transactions that hedge the economic effect thereof.

(f) "Third Party" means any person that is not a party hereto or a Representative of a party hereto.

(g) "Voting Securities" means (a) any voting securities of the Company, including, without limitation, any shares of common or preferred stock of the Company, (b) any convertible or derivative securities that are exercisable for or convertible into voting securities of the Company, including, without limitation, any convertible debt, options, warrants or other rights to purchase voting securities, and (c) any voting rights of the Company decoupled from the underlying voting securities.

6. Mutual Non-Disparagement

(a) Subject to applicable law, each Party covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its Representatives shall have breached this Section 6, neither it nor any of its Representatives shall in any way publicly disparage, defame or slander, or otherwise make any statement that constitutes an ad hominem attack on the other Party or such other Party's Representatives (including any current officer or director of a Party or a Party's subsidiaries who no longer serves in such capacity at any time following the execution of this Agreement).

(b) For purposes of this Section 6, no actions taken by any director, agent or other representative of a Party in any capacity other than on behalf of, and at the direction of, such Party will be covered by this Agreement.

7. Confidentiality.

Concurrent with the execution of this Agreement, Altai Capital, Altai Management and the Company are executing a Confidentiality Agreement by and between them, in the form attached as Exhibit A hereto.

8. Securities Laws

Altai acknowledges that it is aware, and will advise each of its Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

9. Press Release

(a) Promptly following the execution of this Agreement, the Company and Altai shall jointly issue a mutually agreeable press release (the "Press Release") announcing certain terms of this Agreement in the form attached hereto as Exhibit B.  Prior to the issuance of the Press Release and subject to the terms of this Agreement, neither the Company nor Altai shall issue any press release or make public announcement regarding this Agreement or the matters contemplated hereby without the prior written consent of the other Party.

(b) During the Standstill Period, neither the Company nor Altai shall make any public announcement or statement that is inconsistent with or contrary to the terms of this Agreement.

10. Expenses

The Company shall reimburse Altai for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the subject matter of this Agreement, provided that such reimbursement shall not exceed $65,000 in the aggregate.

11. Specific Performance

Each of Altai, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that Altai, on the one hand, and the Company, on the other hand (the "Moving Party"), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  This Section 11 is not the exclusive remedy for any violation of this Agreement.

12. Severability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

13. Notices

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon confirmation of receipt, when sent by email (provided such confirmation is not automatically generated); or (c) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same.  The addresses such communications shall be:

If to the Company:

MobileIron, Inc.

490 E. Middlefield Road

Mountain View, CA 94043

Attn: Drew Hallin

e-mail:  dhallin@mobileiron.com

with a copy (which shall not constitute notice) to:

Morrison Foerster

425 Market Street

San Francisco, CA 94015

Attn:  Brandon C. Parris and Michael O'Bryan
E-mail: bparris@ mofo.com, mobryan@mofo.com

If to Altai or any member thereof:

Altai Capital Management, L.P.
4675 MacArthur Court, Suite 590
Newport Beach, C 92600
Attn:  Rishi Bajaj
Email: rbajaj@altai.com

with a copy (which shall not constitute notice) to:

Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attn:  Aneliya Crawford
Email: Aneliya.crawford@srz.com

14. Applicable Law

(a) This Agreement and all claims and causes of action hereunder, whether in tort or contract, or at law or in equity, shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof.

(b) Each Party irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party or its successors or assigns, whether in tort or contract or at law or in equity, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware).  Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts.  Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

15. Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery).

16. Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries; Term

(a) This Agreement contains the entire understanding of the Parties with respect to the subject matter of this Agreement.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties with respect to the subject matter of this Agreement other than those expressly set forth herein.

(b) No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Altai.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

(c) The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns.  No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to Altai, the prior written consent of the Company, and with respect to the Company, the prior written consent of Altai.

(d) This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities.

(e) This Agreement shall terminate at the end of the Standstill Period, except the provisions of Sections 1 [Board Matters and Related Agreements], 7 [Confidentiality], 8 [Securities Laws], 11 [Specific Performance], 13 [Notices], 14 [Applicable Law], and 16 [Entire Agreement, etc.], which Sections shall survive such termination in accordance with their terms; provided, however, that either Party may bring an action following such termination alleging a breach of this Agreement occurring prior to the end of the Standstill Period.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

MOBILEIRON, INC.

By: /s/ Tae Hea Nahm
Name: Tae Hea Nahm
Title: Chairman

ALTAI CAPITAL MANAGEMENT, L.P.:

By: /s/ Rishi Bajaj
Name: Rishi Bajaj
Title: President & Chief Investment Officer

ALTAI CAPITAL MANAGEMENT, LLC:

By: /s/ Rishi Bajaj
Name: Rishi Bajaj
Title: Managing Member

RISHI BAJAJ

/s/ Rishi Bajaj

Altai Capital Management, L.P. beneficially owns 7,950,075 shares of Common Stock.  Altai Capital Management, LC. may be deemed to beneficially own 7,950,075 shares of Common Stock by virtue of being the general partner of Altai Capital Management, L.P.  Rishi Bajaj may be deemed to beneficially own 7,950,075 shares of Common Stock by virtue of his control over Altai Capital Management, L.P

[Signature Page to Cooperation Agreement]